                      U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                       FORM 3

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935
               or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person:

     William O. McCoy
     103 South Building
     CB# 9100
     University of North Carolina
     Chapel Hill, NC  27599

2.   Date of Event Requiring Statement: (Month/Day/Year):    April 26, 1999
                                                         ---------------------

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary):

4.   Issuer Name and Ticker or Trading Symbol:   TGCC
                                              ----------

5.   Relationship of Reporting Person to Issuer (Check all applicable):

     X       Director                                     10% Owner
   -----                                        -----
             Officer (give title below)                   Other (Specify below)
   -----                                        -----


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6.   If Amendment, Date of Original (Month/Day/Year):

7.   Individual or Joint/Group Filing (Check applicable line):

        X      Form filed by one reporting person
     -----
               Form filed by more than one reporting person
     -----

              TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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
1.  Title of Security (Instr. 4)     2.  Amount of Securities       3. Ownership           4.  Name of Indirect Beneficial
                                     Beneficially Owned (Instr.     Form: Direct (D)       Ownership (Instr. 5)
                                     4)                             or Indirect (I)
                                                                    (Instr. 5)
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

     TABLE II:   DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative     2.  Date Exercisable and  3.  Title and Amount of         4. Conversion   5.  Ownership     6.  Nature
Security (Instr. 4)         Expiration Date           Securities Underlying           or Exercise     Form of           of Indirect
                            (Month/Day/Year)          Derivative Security (Instr. 4)  Price of        Derivative        Beneficial
                                                                                      Derivative      Security:         Ownership
                                                                                      Security        Direct (D) or     (Instr. 5)
                                                                                                      Indirect (I)
                                                                                                      (Instr. 5)
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                            Date          Expiration  Title            Amount or
                            Exercisable   Date                         Number of
                                                                       Shares
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Options to Purchase           4/23/99      4/23/09    Common Stock      25,000          $8.25            D
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Options to Purchase           4/23/00      4/23/09    Common Stock      25,000          $8.25            D
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Options to Purchase           4/23/01      4/23/09    Common Stock      25,000          $8.25            D
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Options to Purchase           4/23/02      4/23/09    Common Stock      25,000          $8.25            D
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

     Explanation of Responses:


     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                         /s/ William O. McCoy                     May 7, 1999
                         ----------------------------             -----------
                         Signature of Reporting Person                 Date


     Reminder:   Report on a separate line for each class of securities
     beneficially owned directly or indirectly. If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).